Exhibit 107

CALCULATION OF FILING FEES TABLES

Schedule 14A
(Form Type)

Malvern Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$138,568,798.94 (1), (2)	0.00011020	$15,270.28(2)
Fees Previously Paid	—	—	—
Total Transaction Valuation	$138,568,798.94	—	—
Total Fees Due for Filing	—	—	$15,270.28
Total Fees Previously Paid	—	—	—
Total Fee Offsets	—	—	—
Net Fee Due	—	—	$15,270.28

(1)
In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of shares of common stock of Malvern Bancorp, Inc. (“Malvern Bancorp“) to which this transaction applies is estimated, as of March 9, 2023, to be 7,658,765 shares of Malvern Bancorp’s common stock, par value $0.01 per share, which consists of (i) 7,644,765 shares of common stock of Malvern Bancorp and (ii) 14,000 shares of Malvern Bancorp common stock issuable pursuant to outstanding options with an exercise price below $18.12.

(2)	Estimated solely for the purposes of calculating the filing fee, as of March 9, 2023, the underlying value of the transaction was calculated based on the sum of the following:

	(A)	(1) 7,644,765 shares of common stock of Malvern Bancorp multiplied by (2) the sum of (a) the product of $13.35 (which is the average of the high and low reported trading price for common stock of First Bank as of March 8, 2023) and 0.7733 plus (b) $7.80; plus

	(B)	(1) 14,000 shares of Malvern Bancorp common stock issuable pursuant to outstanding options with an exercise price below $18.12 multiplied by (2) the difference between (a) $18.12 and (b) $16.80 (the weighted average exercise price of such outstanding options).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in this footnote (2) by 0.00011020.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—